                               OPTION AGREEMENT
                               ----------------


                  THIS OPTION AGREEMENT (this "Agreement"), is made as of this ___ day of January, 1998, by and between MCKERLEY HEALTH FACILITIES, a New Hampshire limited partnership ("Optionor") and ELDERTRUST OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership or its permitted assignees or contributees (collectively, "Optionee").

                                  BACKGROUND

                  WHEREAS, Optionor owns and operates an assisted living facility known as Holton Point (the "Facility") which Facility consists of certain real property described in Exhibit A hereto (the "Real Property"), the improvements thereon and certain other real and personal property associated therewith, all as more particularly described below.

                  WHEREAS, Optionor wishes to grant unto Optionee the option to purchase the Facility, including said real and personal property, and Optionee wishes to accept such option to purchase upon the terms and subject to the conditions contained herein.

                  NOW, THEREFORE, Optionor, for and in consideration of the Option Payment (hereinafter defined) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby grants unto Optionee, its successors and assigns, the option to purchase the Property on the terms hereinafter set forth.


                                   ARTICLE I

                                    OPTION

                  1.1      Grant of Option.

                  Optionor hereby irrevocably grants unto Optionee, its successors and assigns, and Optionee hereby accepts from Optionor, the exclusive and irrevocable right and option (the "Option") to purchase the Property (as hereinafter defined) upon the terms and conditions set forth herein (the "Transaction").

                  1.2      Consideration for Option.

                  In consideration for the Option granted herein, Optionee has, among other things, simultaneous with the execution hereof, paid to Optionor the sum of One Thousand Dollars ($1,000.00) (the "Option Payment"), receipt of which is hereby acknowledged by Optionor.

                  1.3      Term; Exercise of Option.

                  Optionee, and its successors and assigns, shall have the right to exercise the Option by delivering written notice thereof (the "Exercise Notice") to Optionor at any time on or after the first anniversary of the date on which the Facility reaches Stabilized Occupancy (as defined in Section 1.6). In no event shall the Option be exercised after the later of (i) the date which is thirty-six (36) months after the date hereof, or (ii) if the Facility reaches Stabilized Occupancy between the twenty-fourth (24th) month and thirty-sixth (36th) month after the date hereof, the first anniversary of the date on which the Facility reaches Stabilized Occupancy (the "Expiration Date"). Optionor shall deliver written notice to Optionee within thirty (30) days after Optionor's determination that the Facility has reached Stabilized Occupancy. In the event that Optionee makes an earlier determination that the Facility has reached Stabilized Occupancy from review of the occupancy reports received pursuant to Section 4.10 hereinbelow, Optionee shall deliver written notice of the same to Optionor. In the event that any controversy shall arise between the parties hereto regarding the determination whether the Facility has reached Stabilized Occupancy, which controversy the parties are unable to settle by agreement, such controversy shall be determined by arbitration to be initiated and conducted as provided in Exhibit C hereto. It is hereby acknowledged and agreed that the Option hereby granted constitutes a present and absolute grant of option as of the date hereof notwithstanding the fact that it will not be exercised prior to the date set forth above. The Exercise Notice shall specify the date (the "Closing Date") on which settlement hereunder shall occur (the "Closing"); provided, however, that the Closing Date shall be at least ninety (90) days after the date of the Exercise Notice. The Closing shall be held at the offices of Hogan & Hartson, L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22012, or at such other location as the parties may mutually agree upon. Upon Optionee's exercise of the Option as above provided, this Agreement will automatically become an agreement by Optionor to sell and convey the Property to Optionee and an agreement by Optionee (or its successor or assign) to purchase the Property from Optionor, in each case upon the terms and conditions set forth herein.

                  1.4 Assets Subject to Option. On the Closing Date, upon the terms and subject to the conditions set forth herein, Optionor shall transfer to Optionee, and Optionee shall acquire from Optionor, the following assets:

                  (i) the Real Property, the buildings situated thereon and all of the other improvements, easements, covenants and other rights appurtenant thereto;

                  (ii) all furniture, furnishings, fixtures, machinery, equipment, inventory and other tangible personal property, and replacements thereof, owned by Optionor and now or hereafter affixed to or located at the Facility or used or useful in connection with the operation, maintenance or repair of the Facility (the "Personal Property"); and

                  (iii) the intangible property now or hereafter owned or held by Optionor in connection with the Facility, including, without limitation, (a) all licenses, permits, authorizations, approvals, certificates of occupancy and all other approvals necessary for the current use and operation of the Facility (to the extent assignable), and (b) all right, title and interest of Optionor in all books and records (including computer discs, software and similar data), trade names and development rights related to the Facility, or any part thereof (collectively, the "Intangible Property") (items (i) through
         (iii) are hereinafter referred to collectively as the "Property").

         Notwithstanding the foregoing, the term "Property" shall not be deemed to include, and Optionor shall not convey to Optionee hereunder, the assets of Optionor listed on Schedule 1.4 hereof (the assets listed on Schedule 1.4 shall be known as the "Excluded Assets").

                  1.5 Purchase Price. The total consideration (the "Purchase Price") to be paid by Optionee to Optionor for the Property shall be equal to the Fair Market Value of the Property (as defined in Section 1.6) as of the date of Optionee's Exercise Notice. At Closing, Optionee shall pay to Optionor the Purchase Price by wire transfer of immediately available funds. The Purchase Price shall be allocated between real and personal property as Optionor and Optionee shall agree; provided that Optionor and Optionee hereby agree that not less than ninety percent (90%) of the Purchase Price shall be allocated to the Real Property and the improvements thereon.

                  1.6 Certain Defined Terms. For purposes of this Agreement, the following defined terms shall have the following meanings:

                           "Facility Revenues" shall mean for any period all
revenues (determined in accordance with generally accepted accounting principles applied on a consistent basis, except as provided below) whether or not directly or indirectly received or receivable from or by reason of the operation of the Facility, including, without limitation, all resident or client revenues received or receivable for the use of or otherwise by reason of all rooms, beds and other facilities provided, meals served, services performed or provided (including, without limitation, personal care, nursing or physical therapy services when provided by an employee of Optionor), space or facilities subleased or goods sold at or from the Facility, or any other use of the Property, including, without limitation, subleases, licenses or any other arrangements with third parties relating to the possession or use of any portion of the Facility; provided, however, that Facility Revenues shall not include:

                           (a) revenues from professional fees or charges by physicians and unaffiliated providers of ancillary services, when and to the extent such charges are paid over to such physicians or unaffiliated providers of ancillary services, or are separately billed and not included in comprehensive fees paid by a resident or a client to Optionor;

                           (b) non-operating revenues such as interest income or income from the sale of assets not sold in the ordinary course of business;

                           (c) federal, state or local excise taxes imposed upon, and any tax based upon or measured by, such revenues which is added to or made a part of the amount billed to the resident, client or other recipient of such services or goods, whether included in the billing or stated separately;

                           (d) contractual allowances for billings not paid by or received from the appropriate governmental agencies or third party providers; and

                           (e) all proper patient billing credits and adjustments (including, without limitation, allowances for uncollectable accounts) according to generally accepted accounting principles relating to health care accounting.

                           "Fair Market Value" shall mean the fair market
value of the Property as determined in accordance with the procedures set forth in Exhibit F hereto.

                           "Net Operating Income" shall mean, for any period,
Facility Revenues for such period less Operating Expenses for such period.

                            "Operating Expenses" shall mean, for any period,
the total of expenses, computed in accordance with generally accepted accounting principles applied on a consistent basis, of whatever kind relating to the operation, maintenance and management of the Facility that are incurred on a regular monthly or other periodic basis, including, without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments and other similar costs, but excluding depreciation, debt service, capital expenditures and required reserves.

                            "Stabilized Occupancy" shall mean an average
monthly occupancy for the Facility of at least ninety percent (90%) for three
(3) consecutive months.

                  1.7 No Liabilities to be Assumed by Optionee. Optionee shall not assume any obligations of Optionor, except obligations arising out of Permitted Liens (as hereinafter defined), but not including the Mortgage Debt (as hereinafter defined).

                  1.8 Lease of Property to Optionor. At Closing, Optionee and Genesis Health Ventures, Inc. ("Genesis") or an affiliate of Genesis (the "Genesis Affiliate") shall enter into a lease agreement (the "Lease Agreement"), substantially in the form of Exhibit B attached hereto and incorporated herein, which shall provide for the lease of the Property by Optionee to Genesis or the Genesis Affiliate, as applicable, upon the terms and subject to the conditions set forth therein.


                                  ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF OPTIONEE


                  Optionee hereby represents and warrants to Optionor as follows:

                  2.1 Organization, Power and Authority, and Qualification. Optionee is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Optionee has the requisite power and authority to carry on its business as it is now being conducted and to engage in the Transaction. Optionee has made available to Optionor complete and correct copies of the governing documents of Optionee, with all amendments as in effect on the date of this Agreement. Optionee is qualified to do business and is in good standing in each jurisdiction where the character of Optionee's property owned or leased or the nature of Optionee's activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a material adverse effect on the business or financial condition of Optionee.

                  2.2 Authority Relative to this Agreement. All action of Optionee necessary to authorize the execution, delivery and performance of this Agreement by Optionee has been taken, and no other proceedings on the part of Optionee are necessary to authorize the execution and delivery of this Agreement by Optionee and the consummation by Optionee of the Transaction.

                  None of the execution and delivery of this Agreement by Optionee, the consummation by Optionee of the Transaction or compliance by Optionee with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the partnership agreement of Optionee, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Optionee is a party or by which it or any of Optionee's properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Optionee or any of the properties or assets of Optionee.

                  2.3 Binding Obligation. This Agreement has been duly and validly executed and delivered by Optionee to Optionor and constitutes a valid and binding agreement of Optionee, enforceable against Optionee in accordance with its terms, except that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or the rights of creditors of limited partnerships and to general principles of equity.

                  2.4 Brokers. Optionee has not employed any broker or finder, or incurred any liability therefor, in connection with the transactions contemplated by this Agreement.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF OPTIONOR

                  Optionor hereby represents and warrants to Optionee as follows:

                  3.1 Organization and Qualification. Optionor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New Hampshire. Optionor has the requisite power and authority to carry on its business as it is now being conducted and to engage in the Transaction. Optionor has made available to Optionee complete and correct copies of the governing documents of Optionor, with all amendments as in effect on the date of this Agreement. Optionor is qualified to do business and is in good standing in each jurisdiction where the character of Optionor's property owned or leased or the nature of Optionor's activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a material adverse effect on the business or financial condition of Optionor or on the Transaction. Optionor is not a "foreign person" under Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  3.2 Authority Relative to this Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Optionor has been taken, and no other proceedings are necessary to authorize the execution and delivery by Optionor of this Agreement and the consummation by Optionor of the Transaction.

                  None of the execution and delivery of this Agreement by Optionor, the consummation by Optionor of the Transaction or compliance by Optionor with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the organizational documents of Optionor, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, agreement, easement, restriction or other instrument or obligation to which Optionor is a party or by which Optionor or the Property may be bound, or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Optionor or the Property, except in the case of (ii) or (iii) for violations, breaches, or defaults (A) which would not in the aggregate have a material adverse effect on the business or financial condition of Optionor, the Transaction or the Property or (B) for which waivers or consents have been obtained or, as listed on Schedule 3.2, will be obtained prior to the Closing Date.

                  3.3 Binding Obligation. This Agreement has been duly and validly executed and delivered by Optionor to Optionee and constitutes a valid and binding agreement of Optionor, enforceable against Optionor in accordance with its terms, except that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or the rights of creditors of Optionor and to general principles of equity.

                  3.4 Brokers. Optionor has not employed any broker or finder, or incurred any liability therefor, in connection with the transactions contemplated by this Agreement.

                  3.5 Title to Property. Optionor has good and valid title to the Personal Property. To Optionor's knowledge, the Property is not subject to any imperfections in title, easements, liens, mortgages, encumbrances, pledges, claims, charges, options, defects, preferential purchase rights or other encumbrances (collectively referred to herein as "Liens") except for the following ("Permitted Liens"):

                            (i) Liens for real property taxes and assessments
or for fire dues, library dues or similar assessments not yet delinquent;

                  (ii) Liens that are not material in character, amount, or extent and do not materially detract from the value, or interfere with the use of, the Optionor's assets subject thereto or affected thereby or otherwise materially impair the business operations being conducted or proposed to be conducted thereon;

                  (iii)    the Mortgage Debt (as hereinafter defined); and

                  (iv)     Liens shown on Schedule 3.5 hereto.

                  3.6 Debt. The Property is encumbered by the mortgage indebtedness described on Schedule 3.6 hereto (the "Mortgage Debt"). To Optionor's knowledge, there exists no default, or event which with the passage of time or notice or both would constitute a default, with respect to the Mortgage Debt or any other debt of Optionor that has not been cured or that would have a material adverse effect on the business or financial condition of Optionor, the Transaction or the Property.

                  3.7      [INTENTIONALLY DELETED]

                  3.8      [INTENTIONALLY DELETED]

                  3.9 Leases. Except as set forth on Schedule 3.9 hereto, Optionor has not entered into any leases, tenancies or other rights of occupancy in effect on the date hereof with respect to the Property. Each of the leases referenced in Schedule 3.9 (the "Leases") has been delivered to or made available to Optionee and is presently unamended (or with respect to each such lease that has been amended, all amendments thereto have been delivered or made available to Optionee) and, to Optionor's knowledge, are in full force and effect without material default.

                  3.10 Contracts. To the knowledge of Optionor, Schedule 3.10 hereto sets forth all of the contracts or other understandings, written or oral, to which Optionor is a party or by which Optionor is bound that relate to the Property excluding contracts which are terminable on thirty (30) days or less notice (collectively, the "Contracts", which term shall not be construed to include any Leases). Each of the Contracts is valid and binding on Optionor and is in full force and effect in all material respects. Except as set forth in Schedule 3.10, neither Optionor nor, to Optionor's knowledge, any other party thereto has breached or defaulted under the terms of any Contract, except for such breaches or defaults that would not have a material adverse effect on the business or operations of Optionor or the Property.

                  3.11 Permits. To the knowledge of Optionor, Optionor has all such franchises, certificates, licenses, permits and other authorizations from government political subdivisions, regulatory authorities or any other person or entity (collectively "Permits") as are necessary for the ownership, use, operation and licensing of the Property as it is currently being used, except where the failure to possess such Permits would not have a material adverse effect on the business or financial condition of Optionor or the Property, and, to Optionor's knowledge, Optionor is not in violation of any Permit and all Permits relating to the Property are valid and in full force and effect.

                  3.12. Litigation. Other than as set forth on Schedule 3.12 attached hereto, there are no claims, actions, suits, proceedings or investigations pending or, to Optionor's knowledge, threatened against Optionor or any properties or rights of Optionor, that would have a material adverse effect on the business or financial condition of Optionor, the Transaction or the Property before any court or administrative, governmental or regulatory authority or body, domestic or foreign, or any properties or rights of Optionor. Neither Optionor nor the Property is subject to any order, judgment, injunction or decree of any court, tribunal or other governmental authority (other than generally applicable laws, rules and regulations) that would have a material adverse effect on the business or financial condition of Optionor or the Property.

                  3.13 Compliance with Laws. Optionor has not received any written or other actual notice of any material violation of any applicable zoning regulation or ordinance, or of any employment, environmental, or other regulatory law, order, regulation or requirement, including applicable subdivision laws, relating to the Property or the business or operations thereon, which remains uncured and, to Optionor's knowledge, there are no such violations which, individually or in the aggregate, would have a material adverse effect on the business or financial condition of Optionor or the Property.

                  3.14 Taxes. Except for such matters as in the aggregate shall not result in a material adverse effect on the business or financial condition of Optionor, (i) all tax or information returns required to be filed on or before the date hereof by or on behalf of Optionor have been filed through the date hereof or will be filed on or before the Closing Date in accordance with all applicable laws, (ii) there is no action, suit or proceeding pending against, or with respect to, Optionor or the Property in respect of any tax nor is any claim for additional tax asserted by any such authority, and (iii) all taxes (including related penalties, interest and additional amounts) imposed upon Optionor and required to be reported on a return required to be filed (without regard to any applicable extensions) on or before the date hereof have been paid or will be paid prior to the delinquency thereof.

                  3.15 Insurance. Optionor currently has in place the public liability, casualty and other insurance coverage with respect to the Property as is set forth in Schedule 3.15 attached hereto. To the knowledge of Optionor, each of Optionor's insurance policies with respect to the Property is in full force and effect and all premiums due and payable thereunder have been fully paid when due. Optionor has not received from any insurance company notice of any material defects or deficiencies affecting the insurability of the Property or notices of cancellation or intent to cancel any such insurance.

                  3.16 Utilities. To the knowledge of Optionor, usable public sanitary and storm sewers, public water, and gas and electrical utilities (collectively, the "Public Utilities"), of adequate capacity for the operation of the Property, are installed in, and are duly connected to, the Property and can be used without any charge except the normal and usual metered charges imposed for such Public Utilities. No amounts due and owing with respect to the Property in connection with utilities, insurance, assessments or other charges customarily prorated in real estate transactions have been outstanding more than thirty (30) days.

                  3.17 Environmental. For the purpose of this Section 3.17, the term "Hazardous Substances" shall mean substances defined as a "hazardous waste," "hazardous substance," or "toxic substance" under any Environmental Laws, including, without limitation, oil, petroleum, or any petroleum-derived substance or waste, asbestos or asbestos-containing materials, PCBs, pesticides, explosives, radioactive materials, dioxins, urea formaldehyde insulation or any constituent of any such substance, pollutant or waste. As used herein, "Environmental Laws" shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq., the Clean Air Act, 42 U.S.C. ss. 7401, et seq., the Clean Water Act, 33 U.S.C. ss. 1251, et seq., the Toxic Substance Control Act, 15 U.S.C. ss. 2601, et seq. and the Occupational Safety and Health Act, 29 U.S.C. ss. 651, et seq., as any of the preceding have been amended prior to the date of the Closing, and any other federal, state or local law, ordinance, regulation, rule, order, decision or permit relating to the protection of human health from environmental effects of Hazardous Substances and which are applicable to the Property.

                  To Optionor's knowledge and except as may be revealed in the Phase I Environmental Report prepared for the Property by Roy F. Weston, Inc., dated July, 1997, (i) no Hazardous Substances are present in, on or under the Property that require remediation under Environmental Law or would have a material adverse affect on the condition (financial or otherwise), earnings, assets, business affairs or business prospects of the Property, Optionor or the Transaction, (ii) no liability under or violation of any Environmental Laws or condition that could give rise to such liability or violation exists with respect to the Property, except for liabilities that would not have a material adverse effect on the business or financial condition of Optionor or the Property, and (iii) Optionor has not caused or allowed any discharge or disposal of any Hazardous Substances at the Property except in compliance with Environmental Laws. Optionor has not received any written notice from any governmental agency or instrumentality having jurisdiction thereof of any violation of any Environmental Laws which remains uncured or unremediated.

                  3.18     [INTENTIONALLY DELETED]

                  3.19 Pending Assessments and Eminent Domain. Optionor has no knowledge and has received no notice of any pending proceeding for the imposition of any special assessment, or the formation of a special assessment district, or for a condemnation proceeding which would materially affect in any manner any portion of the Property.

                  3.20     Compliance with Law; Approvals.

                  Except as set forth on Schedule 3.20:

                  (a) Optionor has operated the Property in compliance with all applicable laws and regulations, including, without limitation, all laws, regulations, orders and requirements promulgated by any governmental authority or relating to consumer protection, equal opportunity, health, health care industry regulation, third-party reimbursement (including, if applicable, Medicare, Medicaid, fraud and abuse and workers compensation), environmental protection, fire, zoning and building and occupational safety matters, except for noncompliance that individually or in the aggregate would not, and in the future will not, have a material adverse effect on the business or operations of Optionor or the Property;

                  (b) Optionor has not received notice of any material violation (or of any investigation, inspection, audit, or other proceeding by any governmental authority involving allegations of any violation) of any applicable law, or is in material default with respect to any applicable law and to the knowledge of Optionor, no investigation, inspection, audit, or other proceeding by any governmental authority involving allegations of violation of any applicable law is threatened or contemplated.

                  3.21 Governmental Proceedings. There is no governmental action or governmental proceeding (zoning or otherwise) or governmental investigation pending or, to Optionor's knowledge, threatened against or relating to the Property or the transactions contemplated by this Agreement.

                  3.22 No Agreements. Except as set forth in Optionor's organizational documents or as set forth on Schedule 3.22, other than the Leases, the Property is not subject to any outstanding agreement of sale or lease, option to purchase or other right of any third party to acquire any interest therein.




                                  ARTICLE IV

                     COVENANTS AND AGREEMENTS OF OPTIONOR

                  Optionor hereby covenants and agrees with Optionee that prior to the date of the Closing:

                  4.1 Actions Affecting Assets. Except in the ordinary course of business, Optionor shall not sell, assign, pledge, transfer or encumber the Property or any portion thereof, or enter into any other material consent, commitment, understanding or other agreement, or incur any material obligation or liability (contingent or absolute) with respect to the Property. Optionor shall not merge or consolidate with or into any other entity or enter into any agreements relating thereto without Optionee's prior consent.

                  4.2 Access to Property and Records. Upon reasonable notice and during regular business hours, Optionor shall give Optionee and Optionee's authorized representatives full access to the Property and Optionor's personnel and all properties, documents, contracts, facilities, books, equipment and records of Optionor relating to the Property to conduct Optionee's investigations, including, without limitation, surveys, site analyses, soil tests, engineering studies, and other investigations.

                  4.3 Permits. Optionor shall maintain all Permits in full force and effect, and will file timely all reports, statements, renewal applications and other filings, and will pay timely all fees and charges in connection therewith that are required to keep the Permits in full force and effect.

                  4.4 Contracts. Optionor will not enter into any new Contracts with respect to the Property except in the ordinary course of the business of the operation of the Facility.

                  4.5 Insurance. Optionor shall maintain in full force and effect substantially the same public liability and casualty insurance coverage now in effect with respect to the Property.

                  4.6 Taxes and Assessments. Optionor shall pay or discharge before delinquent all tax liabilities and obligations, including without limitation those for federal, state or local income, property, unemployment, withholding, sales, transfer, stamp, documentary, use and other taxes.

                  4.7 Binding Commitments. Optionor shall not make any commitments or representations to any applicable government authorities, any adjoining or surrounding property owners, any civic association, any utility or any other similar person or entity that would in any manner be binding upon Optionee or the Property without Optionee's prior consent, except such agreements that would not have a material adverse effect on the Property.

                  4.8 Compliance with Law. The operations of Optionor and the Property will be conducted in compliance with all applicable laws, including, without limitation, all such laws regulations, orders and requirements promulgated by any governmental authority or relating to consumer protection, equal opportunity, health, health care industry regulation, third party reimbursement (including, if applicable, Medicare, Medicaid, fraud and abuse and workers compensation), environmental protection, fire, zoning and building and occupational safety matters, except for noncompliance that individually or in the aggregate would not and, insofar as may reasonably be foreseen, in the future will not, have a material adverse effect on the business or operations of Optionor or the Property.

                  4.9 Operation of Facility. Optionor shall operate and maintain the Facility in the same manner as Optionor has heretofore operated the Facility and consistent with other assisted living facilities operated or managed by Genesis or affiliates thereof.

                  4.10 Occupancy Report; Financial Information. Between the date of this Agreement and the earlier of (i) the Closing Date and (ii) the Expiration Date, Optionor agrees to furnish Optionee with the following:

                  (i) within twenty (20) days following the end of each calendar month, an occupancy report, in form and substance satisfactory to Optionee, with respect to the Facility for such period; said occupancy report shall be accompanied by a calculation of Net Operating Income for the twelve
(12) month period that ended on the last day of said calendar month, together with supporting documentation.

                  (ii) within forty-five (45) days following the end of each calendar quarter, a balance sheet of Optionor as of the close of such calendar quarter and statements of income and expense, changes in stockholder's equity and changes in financial position of Optionor for such quarter-fiscal year, as certified by the chief financial officer of Optionor; and

                  (iii) within one hundred twenty (120) days following the end of each calendar year of Optionor, an audited balance sheet of Optionor as of the close of such calendar year and audited statements of income and expense, changes in stockholder's equity and changes in financial position of Optionor for such calendar year, each accompanied by the related report of a nationally recognized independent accounting firm.




                                   ARTICLE V

             CONDITIONS TO CONSUMMATION OF TRANSACTION BY OPTIONEE

                  The obligation of Optionee to consummate the Transaction shall be subject to fulfillment (or waiver) at or prior to the date of the Closing of the following conditions:

                  5.1 Representations, Warranties and Covenants. The representations, warranties and covenants made by Optionor in this Agreement or in any document delivered by Optionor pursuant to this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date with the same force and effect as though such representations, warranties and covenants were made on and as of such date. No later than ten
(10) days prior to the Closing Date, Optionor shall deliver to Optionee a certification that sets forth any changes to the representations and warranties made by Optionor in this Agreement or in any schedule hereto or in any document delivered by Optionee since the Closing Date, but the delivery of such Certification shall not be deemed to remedy any breach of a representation or warranty or covenant.

                  5.2 Performance of Covenants and Agreements. Optionor shall have performed all covenants and agreements contained in this Agreement to be performed or complied with by it on or before the Closing Date.

                  5.3 No Material Adverse Change. There shall have been no material adverse change in the value or condition of the Property since the date hereof, except for changes contemplated by this Agreement and changes in the ordinary course of business which do not have a material adverse effect on the business or financial condition of the Property.

                  5.4 Title Insurance. Commonwealth Land Title Insurance Company (the "Title Company") shall have issued to Optionee an ALTA owners title insurance policy effective as of the date of the Closing or an unconditional commitment therefor insuring fee simple title to the Property to be vested in Optionee in the full amount of the Purchase Price, subject to no exceptions other than Permitted Liens, with such endorsements and otherwise in a form acceptable to Optionee in its sole and absolute discretion.

                  5.5 No Order or Injunction. The consummation of the Transaction shall not have been restrained, enjoined or prohibited by any order or injunction of any court or governmental authority of competent jurisdiction nor shall there be any pending or threatened condemnation proceeding with respect to the Property or any portion thereof.

                  5.6 Optionor Deliverables. Optionee shall have received the instruments referred to in Section 7.1.

                  5.7 Consents. All consents listed on Schedule 3.2 or otherwise necessary for the consummation of the Transaction by Optionor shall have been obtained.


                                  ARTICLE VI

                          CONDITIONS TO CONSUMMATION
                          OF TRANSACTION BY OPTIONOR


                  The obligation of Optionor to consummate the Transaction shall be subject to fulfillment (or waiver) at or prior to the date of the Closing of the following conditions:

                  6.1 Representations, Warranties and Covenants. The representations, warranties and covenants made by Optionee in this Agreement or in any document delivered by Optionee pursuant to this Agreement shall be true and correct in all material respects when made and on and as of the date of the Closing as though such representations, warranties and covenants were made on and as of such date.

                  6.2 Consents. All consents necessary for the consummation of the Transaction by Optionee shall have been obtained.


                  6.3 Optionee Deliverables. Optionor shall have received the instruments and other items referred to in Section 7.2.



                                  ARTICLE VII

                                  THE CLOSING

                  Subject to the terms and conditions of this Agreement, the Closing shall take place promptly after satisfaction or waiver of the conditions set forth in Articles V and VI hereof.

                  7.1 Closing Deliveries by Optionor. At Closing, Optionor shall deliver or cause to be delivered the following items, each (if appropriate) properly executed by Optionor and dated as of the Closing Date:

                           (a) a special warranty deed conveying good and marketable fee simple title to the Property (subject only to the Permitted Liens);

                           (b) a bill of sale pursuant to which Optionor shall convey to Optionee good title to all the Personal Property, free and clear of all liens and encumbrances (other than Permitted Liens);

                           (c) a certification duly executed by Optionor under penalty of perjury, setting forth Optionor's address and Federal tax identification number and certifying that Optionor is not a "foreign person" under Section 1445 (as may be amended) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

                           (d) such assignment agreements as may be deemed necessary and appropriate by Optionee and Optionor pursuant to which Optionor shall assign to Optionee other assets (other than the Excluded Assets) owned by Optionor that comprise the Property, including, without limitation, the Permits (to the extent assignable) and the Intangible Property;

                           (e) a certificate from a duly authorized agent of Optionor certifying that the representations and warranties of Optionor set forth herein are true and correct in all material respects as of the Closing Date;

                           (f) the Lease Agreement duly executed by Genesis, or the Genesis Affiliate, as applicable;

                           (g) a payoff letter or other instrument from the holder of the Mortgage Debt sufficient to enable the Title Company to issue the title insurance policy required by Section 5.4 hereof without any exception for the Mortgage Debt;

                           (h) the indemnification agreement and, if applicable, the guaranty referenced in Section 10.13, duly executed by Genesis; and

                           (i) such other documents and instruments as Optionee and Optionor agree are necessary or appropriate.

                  7.2 Closing Deliveries by Optionee. At Closing, Optionee shall deliver or cause to be delivered the following items, each (if appropriate) properly executed by Optionee and dated as of the Closing Date:

                           (a) the Purchase Price;

                           (b) a certificate, in form satisfactory to counsel for Optionee, from a duly authorized officer of Optionee certifying that the representations and warranties of Optionee set forth herein are true and correct in all material respects as of the Closing Date;

                           (c) the assignment agreements referenced in Section 7.1(d) above;

                           (d) the Lease Agreement, duly executed by Optionee;
         and

                           (e) such other documents and instruments as Optionor and Optionee agree are necessary or appropriate.

                  7.3 Closing Costs. Optionee and Optionor shall each pay one-half (1/2) of the documentary and transfer fees imposed on or in connection with the Transaction. Optionee agrees to pay all other costs associated with the Closing, including (i) survey costs, (ii) costs of obtaining a title insurance policy for the benefit of Optionee, and (iii) all recording fees and charges. Each party shall pay its own legal fees.

                  7.4 Adjustments. Optionor and Optionee agree that charges, credits and adjustments shall be made as of the Closing Date, and a statement setting forth such adjustments shall be initialed by the parties. The subject areas of such adjustments shall include:

                           (a) Real estate, personal property and similar taxes and assessments (general and special, ordinary and extraordinary) that have become or may become a lien on the Property;

                           (b) Charges for public utilities servicing the Property, payments under the Contracts, charges under easements and similar agreements affecting the Property;

                           (c) Insurance premiums, if any, to the extent policies are assumed by Optionee;

                           (d) All other charges and fees customarily prorated and adjusted in similar transactions.

                           The parties shall prorate on the best available
information; all adjustments that cannot be determined precisely as of the Closing Date shall be readjusted as soon as practicable. Optionor shall use its best efforts to have all utility meters read as of the Closing Date. To the extent practicable, as Optionor and Optionee agree as appropriate, such prorations may occur outside the Closing by arrangement with the vendor or supplier of services (e.g., utilities). Any prorations which are the obligation of Optionee will be assumed by the lessee under the Lease Agreement.

                  7.5 Possession. At Closing, Optionor shall deliver possession of the Property to Optionee (subject to the rights of tenants under the Leases), the Property to be in the same condition and repair as on the date hereof, reasonable wear and tear excepted.


                                 ARTICLE VIII

                              REMEDIES ON DEFAULT

                  8.1 Optionor's Remedies. Except for any breaches waived in writing by Optionor, if Optionee fails to consummate the Transaction when required to do so pursuant to the provisions hereof, then Optionor shall be entitled to terminate this Agreement whereupon this Agreement shall terminate and in addition thereto, Optionee shall reimburse Optionor for all reasonable costs incurred by Optionor in connection with the Transaction, provided that the amount to be reimbursed by Optionee shall not exceed One Hundred Thousand Dollars ($100,000.00).

                  8.2 Optionee's Remedies. Except for any breaches waived in writing by Optionee, if Optionor has breached any of Optionor's covenants or obligations under this Agreement or has failed, refused or is unable to consummate the Transaction by the date of the Closing when and as required to do so hereunder, then Optionee shall have the right to bring an action at law or in equity seeking the specific performance of the obligations of Optionor hereunder and in addition thereto or in lieu thereof, Optionee may avail itself of any other remedies available at law or in equity on account of such breach, provided, however, the amount of money damages that Optionee may recover from Optionor on account of such breach shall not exceed One Hundred Thousand Dollars ($100,000.00).


                                  ARTICLE IX

                                INDEMNIFICATION

                  9.1 Indemnification by Optionor. Optionor hereby indemnifies and agrees to defend and hold harmless Optionee, and its officers, directors, employees, agents and successors and assigns, and its general partners and any officers, trustees, directors, employees, agents and successors and assigns of such general partners ("Optionee Indemnitees"), from and against any and all demands, claims, actions or causes of action, assessments, expenses, costs, damages, losses and liabilities (including attorneys' fees and other charges) which may at any time be asserted against or suffered by any Optionee Indemnitee, the Property, or any part thereof, whether before or after the date of the Closing, as a result of, on account of or arising from (a) the failure of Optionor to perform any of Optionor's obligations hereunder or, to the extent provided in Section 10.1, the breach by Optionor of any of Optionor's representations and warranties made herein, (b) events, contractual obligations, acts or omissions of Optionor that occurred in connection with the ownership or operation of the Property prior to the Closing, (c) damage to property or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the operation of the Property at any time or times prior to the Closing, or (d) any obligation, claim, suit, liability, contract, agreement, debt or encumbrance (other than Permitted Liens) created, arising or accruing prior to the date of the Closing, regardless of when asserted, relating to the Property or its operation, including, without limitation, any and all liabilities for federal or state income taxes or other taxes, which shall not have been set forth or specifically described in this Agreement or the Schedules and the Exhibits hereto. The obligations of Optionor under this Section 9.1 shall survive the Closing.


                  9.2 Indemnification by Optionee. Optionee hereby indemnifies and agrees to defend and hold harmless Optionor, and its officers, directors, employees, agents and successors and assigns ("Optionor Indemnitees"), from and against any and all demands, claims, actions or causes of action, assessments, expenses, costs, damages, losses and liabilities (including attorneys' fees and other charges) which may at any time be asserted against or suffered by any Optionor Indemnitee, whether before or after the date of the Closing, as a result of, on account of or arising from (a) the failure of Optionee to perform any of Optionee's obligations hereunder or, to the extent provided in Section 10.1, the breach by Optionee of any of Optionee's representations and warranties made herein, (b) events, contractual obligations, acts or omissions of Optionee that occurred in connection with the ownership or operation of the Property subsequent to the Closing, (c) damage to property or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the operation of the Property at any time or times subsequent to the Closing, or (d) any damage to the Property caused by Optionee in connection with any studies, investigations or tests conducted by Optionee pursuant to Section 4.2 hereof. The obligations of Optionee under this Section 9.2 shall survive the Closing.


                                   ARTICLE X


                              GENERAL PROVISIONS

                  10.1 Survival of Liability with Respect to Representations and Warranties. It is the express intention and agreement of the parties that the representations and warranties of Optionee and Optionor set forth in this Agreement shall survive the consummation of the Transaction for a period of one (1) year from the date of the Closing except in the case of the representations and warranties of Optionor set forth in Section 3.17 hereof which shall survive the consummation of the Transaction for a period of two
(2) years from the date of the Closing. Such representations and warranties shall expire and be terminated and extinguished forever at the expiration of such period except where written notice of a claim for breach shall have been delivered prior to the expiration of such period. Any written notice given within such period setting forth a claim must set forth the nature and details of the claim with specificity. Optionor's liability for a breach of a representation and warranty shall not be subject to the limitation of liability set forth in Section 8.2 hereof; provided, however, the maximum amount that Optionee or its assigns may recover for a breach of a representation or warranty by Optionor hereunder shall not exceed twenty percent (20%) of the amount of the Purchase Price.

                  10.2 Notices. All notices, demands, requests or other communications which may be or are required to be given or made by either Optionor or Optionee to the other pursuant to this Agreement shall be in writing and shall be hand delivered or transmitted by certified mail, express overnight mail or delivery service, telegram, telex or facsimile transmission to the parties at the following addresses:

                  If to Optionor:     McKerley Health Facilities
                                      148 West State Street
                                      Kennett Square, Pennsylvania  19348
                                      Attention:  Michael R. Walker
                                        Chairman and Chief Executive Officer

                             Attention:  Law Department - Ira C. Gubernick, Esq.


         If to Optionee:     ElderTrust Operating Limited Partnership
                             c/o ElderTrust
                             415 McFarlan Road, Suite 202
                             Kennett Square, Pennsylvania  19348
                             Attention:  Edward B. Romanov, Jr.
                                         President and Chief Executive Officer

or such other address as the addressee may indicate by written notice to the other party.

                  Each notice, demand, request or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the delivery receipt, the affidavit of messenger or (with respect to a telex) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

                  10.3 Governing Law. This Agreement, the rights and obligations of the parties hereto and any claims or disputes relating thereto shall be governed by and construed under the laws of the State of New Hampshire (but not including the choice of law rules thereof).

                  10.4 Recording. At the option of Optionee, Optionor and Optionee shall execute a memorandum of this Agreement in recordable form (the "Memorandum of Option") and shall cause such Memorandum of Option to be recorded in the public records of Coos County, New Hampshire. In the event the Option is not exercised by Optionee by the Expiration Date, Optionee shall, at Optionor's request, execute a termination of option in recordable form.

                  10.5 Assignment. No party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Optionor (if the assignor is Optionee) or Optionee (if the assignor is Optionor), which consent shall not be unreasonably withheld, and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect; provided, that Optionee may (i) assign this Agreement and Optionee's rights hereunder, to a corporation, partnership, limited liability company or other entity of which the entire ownership interest is owned directly or indirectly by Optionee or its affiliates without the consent of Optionor, or (ii) contribute the Property, or any portion thereof, to a partnership, limited liability company or other entity in exchange for 100% of the ownership interests in such entity, but no such assignment or contribution shall relieve Optionee of its obligations hereunder.

                  10.6 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

                  10.7 Severability. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said agreement so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

                  10.8 Entire Agreement; Amendment. This Agreement and the Exhibits and Schedules attached hereto (each of which shall be deemed incorporated herein and made a part hereof) contain the final and entire agreement between the parties hereto with respect to the Transaction and are intended to be an integration of all prior negotiations and understandings. Optionor and Optionee shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained or referred to herein or therein. No amendment, change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

                  10.9 No Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

                  10.10 Headings. Section and subsection headings contained in this Agreement have been inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

                  10.11 Risk of Loss. The risk of loss or damage to all or any part of the Property by fire or other casualty prior to the Closing shall be borne by Optionor. In the event of such damage to all or part of the Property, Optionee may, at Optionee's election, (i) terminate this Agreement whereupon neither party shall have any further liability to the other hereunder or (ii) consummate the Transaction, in which event Optionor shall assign to Optionee at Closing all of Optionor's right, title and interest in and to all of the proceeds of insurance payable by virtue of such casualty.

                  10.12 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

                  10.13 Guaranty. Genesis shall indemnify Optionee for any loss or damage due to a breach by Optionor of one or more of the representations and warranties made by Optionor herein on the terms set forth in a certain Indemnification Agreement to be executed and delivered by Genesis at Closing to and for the benefit of Optionee, which Indemnification Agreement shall be substantially in the form of Exhibit D attached hereto and made a part hereof. In addition thereto, provided that the Genesis Affiliate, and not Genesis, enters into the Lease Agreement, then at Closing Genesis shall execute and deliver for the benefit of Optionee a guaranty of the obligations of the Genesis Affiliate under the Lease Agreement, which guaranty shall be substantially in the form of Exhibit E attached hereto and made a part hereof.

                  IN WITNESS WHEREOF, Optionor and Optionee have caused this Option Agreement to be duly executed on their behalf as of the date first above written.


                               OPTIONEE:

                               ELDERTRUST OPERATING LIMITED PARTNERSHIP

                               By:  ElderTrust,
                                    general partner


                                    By:   /s/ D. Lee McCreary
                                          --------------------------------------
                                          Name: D. Lee McCreary
                                          Title: Vice President



                               OPTIONOR:

                               MCKERLEY HEALTH FACILITIES

                               By:    Meridian Health, Inc., general partner



                                      By:  /s/ Ira C. Gubernick
                                           -------------------------------------
                                           Name: Ira C. Gubernick
                                           Title: Secretary

                            EXHIBITS AND SCHEDULES



Exhibit A -         Legal Description of Real Property
Exhibit B -         Form of Lease
Exhibit C -         Arbitration Procedures
Exhibit D -         Indemnification Agreement
Exhibit E -         Guaranty of Lease
Exhibit F -         Appraisal Procedure



Schedule 1.4 -      Excluded Assets
Schedule 3.2 -      Required Consents
Schedule 3.5 -      Liens
Schedule 3.6 -      Mortgage Debt
Schedule 3.9 -      Leases
Schedule 3.10 -     Contracts
Schedule 3.12 -     Litigation
Schedule 3.15 -     Insurance
Schedule 3.20 -     Non-Compliance
Schedule 3.22 -     Agreements

                                   EXHIBIT A

                       DESCRIPTION OF THE REAL PROPERTY

                                   EXHIBIT B

                            FORM OF LEASE AGREEMENT

                                   EXHIBIT C

                                  ARBITRATION

                  Any controversy or dispute or claim relating to the calculation of Substantial Occupancy hereunder shall be settled exclusively by arbitration, in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then in force (the "Rules"). The party requesting arbitration shall serve upon the other party to the controversy or dispute a written demand for arbitration stating the substance of the controversy or dispute and the contention of the party requesting arbitration and the name and address of the arbitrator appointed by it. The recipient of such demand shall within twenty (20) days after such receipt appoint an arbitrator, and the two arbitrators shall appoint a third. The decision of any two arbitrators shall be final and binding upon the parties. In the event that the two arbitrators fail to appoint a third arbitrator within twenty (20) days of the appointment of the second arbitrator, either arbitrator, or either party to the arbitration, may apply to a judge of the United States District Court for the Eastern District of Pennsylvania for the appointment of the third arbitrator, and the appointment of such arbitrator by such judge on such application shall have precisely the same force and effect as if such arbitrator had been appointed by the two arbitrators. If for any reason the third arbitrator cannot be appointed in the manner prescribed by the preceding sentence, either regularly appointed arbitrator, or either party to the arbitration, may apply to the American Arbitration Association for appointment of the third arbitrator in accordance with the Rules. Should the party upon whom the demand for arbitration has been served fail or refuse to appoint an arbitrator within twenty (20) days, the single arbitrator shall have the right to decide alone, and such arbitrator's decision or award shall be final and binding upon the parties.

                  Each arbitrator chosen by a party shall be a fit person, and the third arbitrator however chosen shall be a fit and impartial person, in each case having at least ten (10) years experience in litigating, adjudicating or otherwise administering cases and controversies related to the subject matter of the controversy, dispute or claim being submitted to arbitration.

                  The parties hereto agree to abide by all decisions rendered in an arbitration proceeding in accordance with the foregoing, and all such decisions may be filed by the prevailing party with any court having jurisdiction over the person or property of the other party as a basis for judgment and the issuance of execution thereon. The fees of each arbitrator and related expenses of arbitration shall be apportioned among the parties as determined by the arbitrators. The parties to the arbitration shall bear equally the fees of each arbitrator and related expenses of arbitration.

                  Unless otherwise agreed by the parties to the arbitration, all hearings shall be held, and all submissions shall be made by the parties, within ten (10) days of the date of the selection of the third arbitrator, and the decisions of the arbitrators shall be made within thirty (30) days of the later of the date of the closing of the hearings or the date of the final submissions by the parties.

                  The parties consent to the jurisdiction of the Supreme Court of the Commonwealth of Pennsylvania and of the United States District Court for the Eastern District of Pennsylvania for all purposes in connection with the arbitration. The parties consent that any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service, or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.

                                   EXHIBIT D

                           INDEMNIFICATION AGREEMENT

                                   EXHIBIT E

                               GUARANTY OF LEASE

                                   EXHIBIT F

                               APPRAISAL PROCESS

                  If Optionor and Optionee are unable to agree upon the fair market value of the Property, each shall within ten (10) days after written demand by the other select one MAI Appraiser (as defined below) to participate in the determination of fair market value. Within ten (10) days of such selection, the MAI Appraisers so selected by Optionor and Optionee shall select a third MAI Appraiser ("Third MAI Appraiser"). The three (3) selected MAI Appraisers shall each determine the fair market value of the Property within thirty (30) days of the selection of the third appraiser. To the extent consistent with sound appraisal practices as then existing at the time of any such appraisal. The fees and expenses of any MAI Appraiser retained pursuant to this Exhibit F shall be borne by the party retaining such MAI Appraiser, with the exception of the Third MAI Appraiser whose fees and expenses shall be borne by the Optionor and Optionee equally.

                  In the event either Optionor or Optionee fails to select an MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the fair market value of the Property in accordance with the provisions of this Exhibit F and the fair market value so determined shall be binding upon Optionor and Optionee.

                  In the event the MAI Appraisers selected by Optionor and Optionee are unable to agree upon a third MAI Appraiser within the time period set forth in the first paragraph of this Exhibit F, either Optionor or Optionee shall have the right to apply, at the parties' shared expense, to the presiding judge of the court of original trial jurisdiction in the jurisdiction in which the Property is located to name the third MAI Appraiser.

                  Within five (5) days after completion of the third MAI Appraiser's appraisal, all three MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the fair market value of the Property. If a majority are unable to determine the fair market value at such meeting, the three appraisals shall be added together and their total divided by three. The resulting quotient shall be the fair market value of the Property. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two, and the resulting quotient shall be such fair market value. If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such fair market value. In any event, the result of the foregoing appraisal process shall be final and binding.

                  For purposes hereof, "MAI Appraiser" shall mean an appraiser licensed or otherwise qualified to do business in the State where the Property is located and who has substantial experience in performing appraisals of facilities similar to the Property and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by Optionee.